POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that the undersigned, Jonathan Reeve (the "Filer"), an individual subject to the filing requirements of Section 16 of the Securities Act of 1934, as amended (the "Act"), does hereby constitute and appoint any of Linda Huber, Rachel Stern, Jeffrey Gershowitz, Jill Chavarria and Debra Quas, as Filer's true and lawful attorney-in-fact and in Filer's name, place and stead, to execute and deliver, and to take such other action as the attorney considers necessary or appropriate to effect, any filing on Form 3, Form 4, or Form 5 to be filed under Section 16 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on this 19th day of August, 2022.

                      /s/ JONATHAN REEVE
                          Signature

                          Jonathan Reeve
                          Printed Name